Exhibit 99.4

AEROFLEX INCORPORATED AND SUBSIDIARIES

PRO FORMA BALANCE SHEET (Unaudited)

The following pro forma balance sheet (unaudited) adjusts the historical consolidated balance sheet of Aeroflex Incorporated and subsidiaries as of June 30, 2003 for the effects of the acquisition of MCE Technologies, Inc.  The acquisition has been accounted for under the purchase method of accounting.

The pro forma balance sheet gives effect to the acquisition described in Item 2 of the Form 8-K filed on September 3, 2003, as if it had occurred on June 30, 2003.  The balance sheet should be read in conjunction with the notes to the pro forma financial statements.

AEROFLEX INCORPORATED AND SUBSIDIARIES

PRO FORMA BALANCE SHEET (UNAUDITED)

REFLECTING THE ACQUISITION OF MCE TECHNOLOGIES, INC.

JUNE 30, 2003

(In thousands, except per share amounts)

	Historical	Acquisition of MCE(1)	Pro Forma Adjustments(2)	Pro Forma Results
ASSETS
Current assets:
Cash and cash equivalents	$51,307	$250	$(3,800)	$47,757
Accounts receivable, net	65,243	8,056		73,299
Inventories	74,738	8,485		83,223
Deferred income taxes	14,394	1,284		15,678
Prepaid expenses and other current assets	5,556	835		6,391
Total current assets	211,238	18,910	(3,800)	226,348
Property, plant and equipment, net	69,080	10,148	—	79,228
Intangible assets with definite lives, net	15,111	6,263	6,207	27,581
Goodwill	22,449	12,102	33,685	68,236
Deferred incomes taxes	1,002	—	(1,002)	—
Other assets	11,736	35		11,771
Total assets	$330,616	$47,458	$35,090	$413,164
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,879	$1,800	$(1,535)	$2,144
Accounts payable	19,694	2,726		22,420
Advance payments by customers	2,826	2,958		5,784
Accrued expenses and other current liabilities	25,283	4,234	1,350	30,867
Total current liabilities	49,682	11,718	(185)	61,215
Long-term debt	10,956	16,702	3,310	30,968
Other long-term liabilities	11,563	5,053	406	17,022
Warrants	—	8,195	(8,195)	—
Redeemable preferred stock	—	4,326	(4,326)	—
Stockholders’ equity:
MCE equity	—	1,464	(1,464)	—
Common stock, par value $.10 per share; authorized 110,000 shares; issued 60,122,000 shares	6,012	—	582	6,594
Additional paid-in capital	222,943	—	45,382	268,325
Accumulated other comprehensive income	3,816	—		3,816
Retained earnings	25,658	—	(420)	25,238
Less: Treasury stock, at cost (4 shares)	(14)	—		(14)
	258,415	1,464	44,080	303,959
Total liabilities and stockholders’ equity	$330,616	$47,458	$35,090	$413,164

(1)  (2) See notes to pro forma financial statements.

AEROFLEX INCORPORATED AND SUBSIDIARIES

PRO FORMA STATEMENT OF OPERATIONS (Unaudited)

The following pro forma statement of operations (unaudited) adjusts the historical consolidated statement of operations of Aeroflex Incorporated and subsidiaries for the year ended June 30, 2003 for the effects of the acquisition of MCE Technologies, Inc. (“MCE”) on September 3, 2003.  The acquisition of MCE was accounted for under the purchase method of accounting.  The pro forma statement of operations gives effect to the acquisition described in Item 2 of the Form 8-K filed on September 3, 2003, as if it had occurred on July 1, 2002.

MCE’s fiscal year end was December 31. For purposes of this pro forma statement of operations, MCE’s results of operations for the twelve months ended June 30, 2003 have been used.

The pro forma statement of operations does not purport to be indicative of the operating results that would have been achieved had the acquisition been effected on the date indicated, is not necessarily indicative of future operating results and should not be used as a forecast of future operations.  This statement should be read in conjunction with the notes to the pro forma financial statements.

AEROFLEX INCORPORATED AND SUBSIDIARIES

PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)

REFLECTING THE ACQUISITION OF MCE TECHNOLOGIES, INC.

YEAR ENDED JUNE 30, 2003

(In thousands, except per share amounts)

	Historical	Acquisition of MCE	Pro Forma Adjustments(3)	Pro Forma Results After Acquisition

Sales	$291,780	$59,196	$(673)	$350,303
Cost of sales	178,524	37,410	(673)	215,261
Gross profit	113,256	21,786	—	135,042
Selling, general and administrative costs	68,459	15,177	800	84,436
Research and development costs	31,102	5,306		36,408
Operating income	13,695	1,303	(800)	14,198

Other expense (income)
Interest expense	1,389	2,109	(1,130)	2,368
Other income, net	(577)	(3,414)	3,491	(500)

Total other expense (income)	812	(1,305)	2,361	1,868
Income from continuing operations before income taxes	12,883	2,608	(3,161)	12,330
Provision for income taxes	4,350	16	86	4,452
Income from continuing operations	$8,533	$2,592	$(3,247)	$7,878

Income from continuing operations per common share
Basic	$.14			$.12
Diluted	$.14			$.12

Weighted average number of common shares outstanding
Basic	60,193			66,015
Diluted	60,753			66,666

(3)  See notes to pro forma financial statements.

AEROFLEX INCORPORATED AND SUBSIDIARIES

NOTES TO PRO FORMA FINANCIAL STATEMENTS (Unaudited)

A.                                                                                   BASIS OF PRESENTATION

The accompanying pro forma financial statements (unaudited) present the financial position and results of operations of Aeroflex Incorporated and subsidiaries (“ARX”) giving effect to the acquisition of MCE Technologies, Inc.  (“MCE”).   The acquisition of MCE by ARX was accounted for as a purchase and accordingly, the purchase price was allocated to the assets and liabilities of MCE based on their fair values at September 3, 2003 (the date of acquisition).

For the purpose of the pro forma balance sheet and the pro forma statement of operations, it is assumed that the acquisition occurred on June 30, 2003 and July 1, 2002, respectively.  In order to provide comparability to the corresponding historical period, the pro forma statement of operations for the year ended June 30, 2003 does not include a one-time charge of $420,000 which was recorded upon acquisition to reflect the write-off of the purchase price allocated to acquired in-process research and development.

B.                                                                                     PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The pro forma financial statements of ARX give effect to the following pro forma adjustments and assumptions:

1.	To record the acquisition of MCE stock by ARX as described in Item 2 on Form 8-K filed on September 3, 2003.

2.

To record the a) purchase price of $70 million consisting of (i) $46 million of ARX stock and options paid for the acquisition of MCE stock, (ii) $22.8 million used to pay off MCE’s indebtedness and warrants and redeem MCE’s preferred stock and (iii) $1.4 million of acquisition costs, from ARX’s revolving credit borrowings and available cash and cash equivalents, b) elimination of MCE’s equity accounts, c) allocation of the purchase price to the fair value of the assets acquired and liabilities assumed, including, for purposes of the pro forma balance sheet, the aforementioned $420,000 write-off of the fair value of the acquired in-process research and development and d) current and deferred tax liabilities related to c) above.

3.

To record a) elimination of intercompany sales and cost of sales b) amortization based on estimated average remaining lives of assets (8 years for intangibles) and adjustment to fair value of assets acquired, c) reversal of MCE interest expense, d) interest expense on ARX debt incurred and interest income forgone due to the use of available cash and cash equivalents to discharge MCE’s obligations e) elimination of warrant expense (income) for the change in fair value of warrants that were retired in the acquistion, and (f) the tax effect of b), c), (d), and (e).